EXHIBIT 99.1

CANADIAN NATIONAL RAILWAY COMPANY

MANAGEMENT LONG-TERM INCENTIVE PLAN
(Adopted May 7, 1996; Amended April 28, 1998, January 19, 1999,
January 23, 2001, January 22, 2002, March 8, 2005, April 20, 2005,
April 21, 2005, April 24, 2007 and March 4, 2008)

1.	PURPOSE

The Plan is designed to attract and retain the services of selected employees of the Company and the Affiliates who are in a position to make a material contribution to the successful operation of the business of the Company or any of the Affiliates. Awards under the Plan shall be made to selected employees in the form of Options. The Plan shall be effective May 7, 1996.  Unless otherwise expressly provided, any amendments made to the Plan thereafter shall not be retroactive and shall be effective on the date of approval thereof by the Board of Directors of the Company.

2.	DEFINITIONS

As hereinafter used in the Plan:

"Affiliate" means an affiliate of the Company, as defined by the Committee.

“Alternative Award” has the meaning ascribed thereto in Section 5.9 hereof.

"Board" means the Board of Directors of the Company.

"Blackout Extension Term" means an extension of ten (10) business days from the end of a Blackout Period if a Fixed Term falls within the Blackout Period or within ten (10) business days after the end of the Blackout Period.  Furthermore, should a new Blackout Period be imposed during a Blackout Extension Term, the Blackout Extension Term will be further extended, at the end of the new Blackout Period, so that the number of days during which Participants will be able to trade the Shares will amount to a total of ten (10) business days.

"Blackout Period" means a period self-imposed by the Company during which directors and certain employees of the Company shall not trade the Shares.

"Cause" means (i) the failure by a Participant to perform substantially his or her duties as an employee of the Company, (ii) the Participant’s engaging in misconduct that has caused or could reasonably be expected to be injurious to the Company in any way, including, but not limited to, by way of damage to its reputation or standing, (iii) the Participant’s breach of fiduciary duty or fraud with respect to the Company, (iv) the Participant’s having been indicted for or convicted of, or entered a plea of guilt to a crime punishable by indictment or summary conviction, (v) the breach by the Participant of any written covenant or agreement with the Company not to disclose or misuse any information pertaining to, or misuse any property of, the Company or not to compete or interfere with the Company, including non-solicitation undertakings, (vi) violation of any written policy, program or code of the Company or (vii) the commission by the Participant of another serious offence against the Company. All references to the Company in this paragraph also includes any Affiliate.

"Committee" means the Human Resources Committee of the Board or such other committee as may be designated by the Board, except that: (i) where a particular action is required to be taken by the Board by virtue of any legislation, by-laws of the Company, or otherwise, the relevant references to the Committee shall be deemed to be references to the Board; (ii) in respect of Non-Employee Directors, references to the Committee shall be deemed to be references to the Corporate Governance Committee of the Board or such other committee as may be designated by the Board.

"Company" means Canadian National Railway Company and any successor entity, and any reference herein to action by the Company means action by or under the authority of the Board.

"Continuing Director" has the meaning ascribed thereto in the definition of "Material Event" below.

"Disability" means a physical or mental impairment sufficient to make the individual eligible for benefits under a long-term disability program of the Company.

"Fair Market Value" of a Share on a particular date means the closing price thereof on that date on the Toronto Stock Exchange or the New York Stock

Exchange. If no sale of the Shares shall have occurred on the Toronto Stock Exchange, or the New York Stock Exchange, as the case may be, on that date, it shall mean the closing price on the next preceding day on which there was a sale. Where the closing prices on the Toronto Stock Exchange and New York Stock Exchange differ on a particular date, reference shall be to the highest closing price.

"Fixed Term" means the expiration of an Option Period without taking into account the Blackout Extension Term.

"Material Event" means any of the following events:

(i)
in the event the ownership restrictions in the CN Commercialization Act are repealed, a formal bid for a majority of the Shares outstanding (other than by the Company or an employee benefit program established or maintained by the Company);

(ii)	approval by the Company's shareholders of:

(A)
an amalgamation, merger or consolidation of the Company with or into another corporation (other than an amalgamation, merger or consolidation the definitive agreement for which provides that at least 51% of the directors of the surviving or resulting corporation immediately after the transaction are Continuing Directors (a "Non-Material Transaction")); or

(B)	a plan of liquidation or dissolution of the Company; or

(iii)
if during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board (the "Continuing Directors") cease for any reason following a Non-Material Transaction to constitute at least 51% of the board of directors of the surviving or resulting corporation; provided that any individual whose appointment, election or nomination for election as a member of the Board (or, following a Non-Material Transaction, the board of directors of the surviving or resulting corporation) was approved by a vote of at least 51% or the Continuing Directors then in office shall be considered a Continuing Director.

"Non-Employee Director" means any director of the Company who is not an employee of the Company or of any Affiliate.

"Non-Material Transaction" has the meaning ascribed thereto in the definition of "Material Event" above.

"Option" means an option to acquire Shares awarded to a Participant, as provided in article 5 hereof.

"Option Period" means the period from the date of award of an Option to the date of its expiry, as specified under section 5.3 hereof.

"Participant" means an employee of the Company or of an Affiliate or a Non-Employee Director who has been selected by the Committee to receive an award under the Plan.

"Plan" means this Management Long-Term Incentive Plan, as it may be amended from time to time.

"Resignation for Good Reason" means, in the context of a Material Event, the resignation of a Participant following the occurrence of any of the following condition(s), without the prior written consent of the Participant, which condition(s) remain in effect more than thirty (30) days after written notification by the Participant to the Company (such notification to be made within a period not to exceed ninety (90) days from the initial existence of the condition): (i) the requirement that the Participant relocate his or her office or home base to a location that is outside a 100 kilometer radius of his or her office or home base immediately prior to the Material Event; or (ii) the assignment to the Participant of a set of responsibilities and/or the employment or continued employment of the Participant on terms and conditions that are not the Substantial Equivalent of such Participant’s set of responsibilities and/or terms and conditions of employment in effect immediately prior to the Material Event.

"Retirement" means a cessation of employment entitling the Participant to receive an immediate pension benefit under a Company pension plan or the Railroad Retirement Act (U.S.), except in the case of a termination for cause (other than mental or physical incapacity).

"Shares" means common shares without nominal or par value in the capital stock of the Company.

"Substantial Equivalent" means, with respect to a Participant:

(i)	a set of responsibilities that are

(A)	commensurate with such Participant’s professional training and experience; and

(B)	in all material respects, equivalent to or better than the set of responsibilities of such Participant; and

(ii)	terms and conditions of employment that:

(A)
include an annual base salary rate and annual cash incentive compensation opportunity that are each equal to or greater than such Participant’s annual base salary rate and annual cash incentive compensation opportunity,

(B)	include overall additional compensation and benefits that are substantially equivalent to or better than the additional compensation and benefits of the Participant, and

(C)	are otherwise substantially equivalent to or better than the terms and conditions of such Participant.

Unless the context otherwise requires, references to the masculine shall be deemed to include references to the feminine, and vice versa, and references to the singular shall be deemed to include references to the plural, and vice versa.

3.	REGULATORY AND SHAREHOLDER APPROVAL

This Plan is subject to all necessary regulatory and shareholder approvals.

4.	AWARDS AND GENERAL LIMITATIONS

4.1
Plan Awards. The Committee in its sole discretion shall select those employees and/or Non-Employee Directors to whom awards are made under the Plan and shall specify the number of Options which in each case are awarded, the Option Period applicable to the awards and any other conditions relating to the awards that are consistent with the Plan and that the Committee deems appropriate; provided that, effective March 8, 2005, Non-Employee Directors shall no longer be eligible for the grant of new awards under the Plan.  Participants may be selected and awards may be made at any time. Participants do not have to be selected and awards do not have to be made at the same time by the Committee. Any award made to a Participant shall not obligate the Committee to make any subsequent awards to that Participant.

4.2
Source and Number of Shares.  Shares acquired under the Plan shall be treasury Shares. Subject to article 10, the maximum aggregate number of treasury Shares which may be issued under the Plan shall not exceed 60,000,000. The number of Shares available at any time for awards under the Plan shall be determined in a manner which reflects the number of Shares then subject to outstanding awards and the number of Shares previously acquired under the Plan; provided that, effective with respect to calendar years 2005 and following, the number of Shares which may be the subject of awards in any of such years shall not exceed one percent of the Shares issued and outstanding at the beginning of that same year.  For purposes of such determination, Shares attributable to Options which are canceled, expire or terminate shall again be available for awards under the Plan, and the same shall not be deemed an increase in the number of Shares reserved for issuance under the Plan.

4.3
Distribution Requirements.  The maximum number of Shares with regard to which awards may be made under the Plan during any calendar year to any one Participant shall be 20 percent of the Shares for which awards are made in that year. The maximum aggregate number of Shares with regard to which awards may be made to any one Participant under the Plan and under any other plan shall not exceed 5 percent of the Shares issued and outstanding.

4.4
Additional Limitation.  Notwithstanding anything to the contrary in this Plan, (i) the number of Shares issuable to insiders, at any time, under the Plan and any other share compensation arrangements of the Company, shall be less than ten percent (10%) of the issued and outstanding Shares; and (ii) the number of Shares issued to insiders, within any one year period, under the Plan and any other share compensation arrangements of the Company, shall be less than ten percent (10%) of the issued and outstanding Shares.

5.	OPTIONS

5.1
Awards. Subject to the provisions of article 4 and this article 5, the Committee may award Options to Participants. Each Option award shall be evidenced by a written agreement between the Company and the Participant which contains the terms and conditions specified by this article 5 and such other terms and conditions as the Committee in its sole discretion shall specify.

5.2.	Exercise Price. The exercise price per Share with respect to each Option shall not be less than the Fair Market Value of a Share on the date the Option is awarded.

5.3
Option Period and Vesting Criteria. The Option Period in respect of a particular award shall be specified by the Committee, but in all cases shall end no later than the day preceding the tenth anniversary of the date of award. Notwithstanding the foregoing, should the Option Period end during a Blackout Period or within ten business days after the end of a Blackout Period, the Option Period shall be extended by the duration of the Blackout Extension Term.  The Committee shall prescribe the date or dates upon which all or a portion of the Option becomes exercisable and may establish any performance criteria which must be met by the Participant, the Company and/or any Affiliate in order for all or a portion of any Option to become exercisable.

5.4
Means of Payment. At the time any Option is exercised in whole or in part, the Participant or other person exercising the Option shall pay to the Company the full exercise price of the Shares acquired, unless the Committee provides otherwise when awarding the Option.

5.5
Cessation of Employment. Unless the Committee otherwise provides, if a Participant ceases to be employed by the Company or any Affiliate prior to the end of the Option Period, other than by reason of the death, Disability,  Retirement, or termination of the Participant following a Material Event, each Option then held by the Participant shall remain exercisable for a period of three (3) calendar months from the date of such cessation, but not later than the end of the Option Period, and thereafter any such Option shall expire.  To the extent that any Options become exercisable during that period of three (3) calendar months, they shall also be exercisable by the Participant.  Notwithstanding the provisions of this section 5.5, unless the Committee otherwise provides, if a Participant is dismissed for Cause or voluntarily terminates his or her employment (other than for Good Reason following a Material Event), his or her Options shall expire immediately.

5.6
Disability.  Unless the Committee otherwise provides, if a Participant ceases to be employed by the Company or any Affiliate prior to the end of the Option Period by reason of Disability, he shall not become disentitled under the Plan in respect of Options whose exercise is not determined by any performance criteria.  If a Participant ceases to be employed by the Company or any Affiliate prior to the end of the Option Period by reason of Disability, each Option whose exercise is determined by performance criteria then held by the Participant shall remain exercisable for a period of twelve (12) calendar months from the date of such Disability, but not later than the end of the Option Period, and thereafter any such Option shall expire.  To the extent that any Options become exercisable during that period of twelve (12) calendar months, they shall also be exercisable by the Participant.

5.7
Retirement. Unless the Committee otherwise provides, if a Participant ceases to be employed by the Company or any Affiliate prior to the end of the Option Period by reason of Retirement, each Option then held by the Participant shall remain exercisable for a period of thirty-six (36) calendar months from the date of Retirement, but not later than the end of the Option Period and thereafter any such Option shall expire. To the extent that any Options become exercisable during that period of thirty-six (36) calendar months, they shall also be exercisable by the Participant except for Options whose exercise is determined by performance criteria, which shall only become exercisable during the first three (3) calendar months of that period of thirty-six (36) calendar months from the date of Retirement.

5.8
Death. Unless the Committee otherwise provides, if a Participant ceases to be employed by the Company or any Affiliate prior to the end of the Option Period by reason of death, each Option then held by the Participant shall remain exercisable by his or her estate, for a period of twelve (12) calendar months from the date of death, but not later than the end of the Option Period, and thereafter any such Option shall expire.  To the extent that any Options become exercisable during that period of twelve (12) calendar months, they shall also be exercisable by his or her estate.

5.9	Material Event. Notwithstanding anything to the contrary in this Plan, in the context of a Material Event:

(i)
Unless otherwise determined by the Board, non-performance based Options granted after March 4, 2008, which are not converted into or substituted by an Alternative Award of a successor entity, shall vest and become exercisable immediately prior to the consummation of the transaction constituting a Material Event. For the purposes of this Plan, an “Alternative Award” must, in the opinion of the Board:

(A)	be based on shares that are traded on an established Canadian or U.S. securities market;

(B)	provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Options, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment; and

(C)	have substantially equivalent economic value to such Options (determined at the time of the Material Event).

(ii)
If Alternative Awards are available and a Participant is terminated without Cause or submits a Resignation for Good Reason within twenty-four (24) calendar months after a Material Event, all outstanding non-performance based Alternative Awards which are not then exercisable shall vest and become exercisable in full upon such termination or resignation. Alternative Awards that are vested and exercisable shall remain exercisable for a period of twenty-four (24) calendar months from the date of such termination or resignation, but no later than the end of the Option Period, and thereafter any such Alternative Award shall expire.

(iii)
Notwithstanding anything to the contrary in this Section 5.9, in special circumstances, the Board may, in its sole discretion, accelerate the exercisability or vesting of all or any portion of the outstanding Options which are not then exercisable immediately prior to the consummation of the transaction constituting a Material Event.

6.	NON-EMPLOYEE DIRECTORS

6.1
Cessation of Service. If a Participant who is a Non-Employee Director ceases to serve on the Board for any reason, he shall be deemed for purposes of this Plan to have ceased to be employed by the Company on the date he ceases to serve on the Board.

7.	BROKERAGE FEES UPON TRANSFER

The Participant shall be responsible for the payment of all brokerage fees in respect of the sale or transfer of Shares acquired under the Plan.

8.	PARTICIPANT’S RIGHTS NOT TRANSFERABLE

Except as provided herein, the rights of a Participant pursuant to the provisions of the Plan are non-assignable and non-transferable, in whole or in part, either directly or by operation of law or otherwise in any manner. No attempted assignment or transfer thereof, otherwise than in accordance with the provisions hereof, shall be effective.

9.	FOREIGN PARTICIPANTS

The Plan is equally open to Participants in jurisdictions other than Canada. The terms and conditions offered to foreign Participants may vary and be more limited than those set forth herein, depending upon local regulations and restrictions.

10.	REORGANIZATION OF SHARE CAPITAL

In the event that the Shares are subdivided, consolidated, converted or reclassified by the Company, or that any other action of a similar nature affecting such Shares is taken by the Company, then the Options held by each Participant shall be appropriately adjusted, and the number of Shares reserved for issuance under the Plan shall be adjusted in the same manner.

11.	INTERPRETATION, REGULATIONS, AMENDMENT AND TERMINATION

11.1
Regulation and Delegation. The Company may make, amend and repeal at any time and from time to time such regulations not inconsistent herewith, as it may deem necessary or advisable for the issuance of Shares under the Plan, and generally for the proper administration and operation of the Plan. In particular, the Company may delegate to any person, group of persons or corporation, such administrative duties and powers as it may see fit.

11.2
Interpretation. The Company shall have the power to interpret the provisions of the Plan. All decisions and interpretations of the Company respecting the Plan shall be binding and conclusive on the Company and all Participants and their respective legal representatives.

11.3	Amendment to the Plan or to Option awards.

(i)
From time to time the Board or the Committee, as provided in the Plan or pursuant to a specific delegation, may, in addition to its powers under the Plan, amend any of the provisions of the Plan or suspend or terminate the Plan or amend the terms of any then outstanding award of Options under the Plan; provided, however, that the Company shall obtain shareholder approval for:

(A)	any amendment to the maximum number of Shares issuable under the Plan, subject to Section 10 hereof;

(B)	any amendment which would allow Non-Employee Directors to be eligible for new awards under the Plan;

(C)	any amendment which would permit any Option granted under the Plan to be transferable or assignable other than by will or pursuant to succession laws (estate settlements);

(D)	the addition of a cashless exercise feature, payable in cash or Shares, which does not provide for a full deduction of the number of underlying Shares from the Plan reserve;

(E)	the addition in the Plan of deferred or restricted share unit provisions or any other provisions which results in Participants receiving Shares while no cash consideration is received by the Company;

(F)
any reduction in the exercise price of an Option after the Option has been granted to a Participant or any cancellation of an Option and the substitution of that Option by a new Option with a reduced exercise price granted to the same Participant, subject to Section 10 hereof;

(G)	any extension to the term of an Option beyond the original expiry date, subject to Section 5.3 hereof;

(H)
any increase to the number of Shares that may be issued (i) under the Plan to any one Participant during any calendar year or (ii) under the Plan and under any other plan to any one Participant, in both cases subject to Section 10 hereof; and

(I)	the addition in the Plan of any form of financial assistance and any amendment to a financial assistance provision which is more favourable to Participants.

(ii)
The Board or the Committee, as provided in the Plan or pursuant to a specific delegation, may, subject to receipt of requisite regulatory approval, where required, in its sole discretion, make all other amendments to the Plan or awards of Options under the Plan that are not contemplated in Subsection 11.3(i) above, including, without limitation, the following:

(A)	amendments of a "housekeeping" or clerical nature as well as any amendment clarifying any provision of the Plan;

(B)	a change to the vesting provisions of an Option or of the Plan;

(C)	a change to the termination provisions of an Option or the Plan which does not entail an extension beyond the original expiry date;

(D)	any change described in Section 10 of the Plan; and

(E)	suspending or terminating the Plan.

(iii)
In making any amendment as described above, the Company shall not contravene any requirements, norms, laws and regulations of the Toronto Stock Exchange, the New York Stock Exchange or of any regulatory authorities.

(iv)
Furthermore, no amendment, suspension or termination shall, except with the written consent or the deemed consent of the Participants concerned, affect the terms and conditions of Options previously granted under the Plan, to the extent that such Options have not then been exercised, unless the rights of the Participants shall then have terminated in accordance with the Plan.

11.4
Termination. The Plan shall terminate following the final expiry of Options. Notwithstanding the foregoing, the rights and obligations of the Company, the Participants and all other parties in respect of the Plan following such expiry shall continue to be governed by the Plan.

11.5
No Right of Continued Employment. The fact that an employee of the Company or any Affiliate or a Non-Employee Director has been designated a Participant shall not confer on that employee or Non-Employee Director any right to be retained by the Company or any Affiliate, to re-election to the Board, or to subsequent awards under the Plan.

12.	COSTS

The Company shall pay all costs of administering the Plan.

13.	APPLICABLE LAW

This Plan shall be governed by the laws of the Province of Quebec and the laws of Canada applicable therein.

14.	ADOPTION OF PLAN

The creation of the Plan has been duly authorized by the Board of Directors of the Company.